UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2016

PF HOSPITALITY GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-51935	90-1119774
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

136 NW 16th Street Boca Raton Florida	33432
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 939-2520

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendment to Articles of Incorporation

In connection with its efforts to expand and rebrand its identity, on September 1, 2016 PF Hospitality Group, Inc. (the “Company”) amended its Articles of Incorporation (the “Amendment”) filed with the Secretary of State of the State of Nevada to change the Company’s corporate name from PF Hospitality Group, Inc. to EXOlifestyle, Inc.

The Amendment did not make any material changes to the Company’s existing Articles of Incorporation other than incorporating the amendments described above.

These actions were approved by the Company’s board of directors by written consent in lieu of a meeting on September, 1 2016, and the holders of a majority of its common stock by written consent in lieu of a meeting on September 1, 2016 (the “Written Consent”) in accordance with the relevant sections of the Nevada Revised Statutes. The Company will file a notice regarding the Amendment of the Articles of Incorporation and the Company’s symbol changes discussed below with The Financial Information Regulatory Association, Inc. (“FINRA”). The Amendment of the Articles of Incorporation is not effective until approved by FINRA. The Company will file an updated Form 8-K upon FINRA acceptance and approval of the Amendment to the Articles of Incorporation and issuance of a new trading symbol.

There will be no mandatory exchange of stock certificates. Following the name change, the share certificates which reflect the Company’s prior name will continue to be valid. Certificates reflecting the new corporate name will be issued in due course as old share certificates are tendered for exchange or transfer to the Company’s transfer agent, Action Stock Transfer Corporation.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

3.1 Articles of Amendment to Articles of Incorporation as filed with the Secretary of State of Nevada on September 1, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2016

PF Hospitality Group, Inc.

By:	/s/ Vaughan Dugan
Vaughan Dugan, Chief Executive Officer

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